Exhibit 99.1

News From

Royal Caribbean Cruises Ltd.

Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

Contact:	Ian Bailey or Michael Sheehan
(305) 982-2625

For Immediate Release

ROYAL CARIBBEAN REPORTS BETTER THAN EXPECTED FIRST QUARTER

RESULTS DUE TO BETTER REVENUES AND EXPENSES

MIAMI – April 23, 2009 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced earnings for the first quarter of 2009.

Key Highlights

•

First quarter 2009 net loss was $36.2 million, or $0.17 per share, compared to net income of $75.6 million, or $0.35 per share in 2008. The results were significantly better than prior guidance of a loss of between $0.30 – $0.35.

•	Net Yields for the first quarter decreased 13.5% versus 2008, better than the company’s guidance of down 14% to 16%.
•	Net Cruise Costs per APCD (“NCC”) declined 7.0%, better than guidance of down 4% - 6%.
•

NCC excluding bunker, declined 6.8% as compared to the first quarter of 2008 and versus guidance of a decrease of 5% to 7%. The improved cost control carries forward to provide expected full year NCC excluding bunker of down 6%-8%.

•	For the year, the company projects revenue yields to be toward the lower end of its previous guidance (12% - 13%).
•	The slightly reduced revenue expectations are largely offset by the improved cost outlook and are expected to result in 2009 earnings per share of around $1.35.
•	As of March 31, the company had $1.1 billion in liquidity and expects to generate over $1 billion in operating cash flow in 2009.
•

The company recently received commitments for financing of Royal Caribbean International’s Oasis of the Seas and signed credit agreements for Celebrity Equinox and Celebrity’s fourth Solstice-class vessel scheduled to enter service in 2011.

“Obviously, we are never happy to report a loss, but I am pleased that the full year earnings outlook has not changed materially,” said Richard D. Fain, chairman and chief executive officer. “Given the horrible economy, I am encouraged by a more stable revenue environment and I am proud that our people have been able to reduce expenses and deliver better than expected results.”

First Quarter 2009 Results

Royal Caribbean Cruises Ltd. today announced a net loss for the first quarter 2009 of $36.2 million, or $0.17 per share, compared to net income of $75.6 million, or $0.35 per share, in 2008. The results were significantly better than prior guidance of a loss between $0.30 and $0.35.

Revenues were $1.3 billion, versus $1.4 billion in the first quarter of 2008. Net Yields decreased 13.5% from the prior year. The overall revenue environment was slightly better than previous guidance due to stable close-in booking patterns. Onboard Net Yields declined consistent with the company’s prior expectations.

Fuel costs benefited from reductions in at-the-pump pricing and continued consumption reduction initiatives and were $10 million better than previous estimates. NCC declined 7.0% versus the first quarter of 2008 and excluding fuel declined 6.8%.

Revenue Environment

While consumer spending continues to be impacted by the economy, the company noted that its overall revenue environment has remained relatively consistent since the end of last year. Discounting continues to be aggressive, yet remains within the range of previous guidance and booking volumes have been sufficient for the company to achieve its forecasted occupancy levels. “In January, we noted that our booking patterns had begun to stabilize but that there was still a high level of uncertainty in the market,” said Brian J. Rice, executive vice president and chief financial officer. “Since then, we have seen consumer behavior stabilize even further. We are obviously not completely back to equilibrium yet, but the predictability of our bookings gets better every day and the risk of a dramatic deviation continues to fall.”

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Second quarter Net Yields are projected to decline approximately 17% on an as-reported basis and approximately 12% on a constant dollar basis. Third quarter yields are projected to perform slightly better than the second quarter on both an as-reported and constant dollar basis, mainly due to the company’s Pullmantur brand, which will have much easier comparables from the prior year due to the earlier deterioration in the Spanish economy.

The second and third quarter Net Yields are projected to show the largest declines on an as-reported basis, as each quarter is impacted by approximately five percentage points based on current exchange rates. On a constant dollar basis, the second and third quarters are also being impacted by relatively weaker demand for the company’s seasonal premium itineraries such as Alaska.

Many of these same factors indicate that the fourth quarter will not suffer as large a revenue decline. In addition to having more favorable currency comparables and a product mix that is weighted more heavily toward relatively stronger Caribbean products, the company’s fourth quarter will be compared to last year’s fourth quarter which already included an impact from the economic downturn. Lastly, bookings for the Oasis of the Seas are extremely robust and are expected to have a significant accretive impact on yields.

For the full year, the company expects Net Yields to decline 12% - 13% on an as-reported basis and 9% - 10% on a constant dollar basis. “A later booking pattern continues to make forecasting difficult, but our visibility gets better every day,” said Rice. “We have lowered our revenue forecast marginally to take into account selected areas of weakness including a more cautious view of onboard revenue, but overall, our bookings continue to come in within the range of our earlier expectations. In today’s world, that is significant.”

Expense Guidance

Net cruise costs are forecasted to decrease 10% –12% for the year and 11% – 12% for the second quarter. Excluding fuel, net cruise costs are expected to decline 6% – 8% for the year and approximately 9% for the second quarter.

In addition to a very successful cost savings program, the company has benefited from falling fuel prices and the stronger dollar. Based on current dollar exchange rates, net cruise costs

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are realizing a benefit of approximately five percentage points in the second quarter and between two and three percentage points for the year. There continues to be some natural inverse correlation between revenues and expenses and the company’s cost cutting initiatives are focused on taking advantage of this correlation.

Fuel Expense

The company does not forecast fuel prices and its cost calculations are based on current at-the-pump prices net of hedging impacts. Based on today’s fuel prices the company has included $574 million and $142 million of fuel expense in its full year and second quarter 2009 guidance, respectively.

The company is currently 51% hedged for the second quarter and 48% for the full year. Because of the relatively low fuel prices available, the company has recently increased its hedges in 2010 to 40% and has hedged approximately 25% of forecasted 2011 consumption.

	Second Quarter 2009	Full Year 2009
Fuel Consumption	300,000 mt	1,240,000 mt
Fuel Expenses	$142 Million	$574 Million
Percent Hedged (forward consumption)	51%	48%
Impact of 10% change in fuel prices	$7 Million	$22 Million

Forward Guidance Summary

The company provided the following estimates for the second quarter and full year 2009. Except for earnings per share, all estimates are as compared to the second quarter and full year 2008, respectively.

	Second Quarter 2009	Full Year 2009
Earnings Per Share	Flat – ($0.05)	Around $1.35
Capacity	3.5%	5.9%
Net Yields	Approx. (17%)	(12%) - (13%)
Net Cruise Costs per APCD	(11%) - (12%)	(10%) - (12%)

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Net Cruise Costs per APCD, excluding Fuel	Approx. (9%)	(6%) - (8%)
Depreciation and Amortization	$135 to $140 Million	$560 to $565 Million
Interest Expense	$65 to $70 Million	$295 to $300 Million

Based on its most recent guidance, the company forecasts it will generate in excess of $1 billion in operating cash flow in 2009. “Although the economy continues to be challenging, through the resiliency of our business model and our cost discipline we continue to generate more than enough cash to maintain a solid liquidity position,” said Rice.

Liquidity and Financing Arrangements

As of March 31, 2009, liquidity was $1.1 billion, including cash and the undrawn portion of the company’s unsecured revolving credit facility. Liquidity improved by roughly $100 million during the first quarter of 2009, primarily due to the net proceeds from the sale of Galaxy to the Company’s German joint-venture, TUI Cruises.

In April, the company announced that it had obtained financing commitments for up to 80% of the cost ($1.05 billion) of Royal Caribbean International’s Oasis of the Seas, which is scheduled for delivery in the fourth quarter of 2009.

The company also entered into a credit agreement with KfW-IPEX for an unsecured term loan for up to 80% of the contract price of Celebrity Equinox (USD Equivalent of €412M), which is scheduled for delivery in the third quarter. The loan is in conjunction with an agreement to provide financing which was executed in 2005.

Also during the quarter, the company entered into an agreement with KfW-IPEX for a 12-year unsecured term loan for up to 80% of the contract price of Celebrity Solstice IV (USD Equivalent of €444M), which is scheduled for delivery in 2011. The loan will bear interest at a fixed rate of 5.82%.

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Capital Expenditures and Capacity Guidance

Based on current ship orders, projected capital expenditures for 2009, 2010, 2011 and 2012, estimates are unchanged at $2.1 billion, $2.2 billion, $1.0 billion, and $1.0 billion, respectively.

Projected capacity increases for the same four years are 5.9%, 11.4%, 8.4%, and 3.0%, respectively. The company’s capacity figures have been updated for the sale of Pullmantur’s Oceanic, which was sold to its new owner during the month of April.

Conference Call Scheduled

The company has scheduled a conference call at 10 a.m. Eastern Daylight Time today to discuss its earnings. This call can be heard, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.

Terminology

Available Passenger Cruise Days (“APCD”)

APCDs are our measurement of capacity and represent double occupancy per cabin multiplied by the number of cruise days for the period.

Gross Cruise Costs

Gross Cruise Costs represent the sum of total cruise operating expenses plus marketing, selling and administrative expenses.

Gross Yields

Gross Yields represent total revenues per APCD.

Net Cruise Costs

Net Cruise Costs represent Gross Cruise Costs excluding commissions, transportation and other expenses and onboard and other expenses. In measuring our ability to control costs in a manner that positively impacts net income, we believe changes in Net Cruise Costs to be the most relevant indicator of our performance. We have not provided a quantitative reconciliation of projected Gross Cruise Costs to projected Net Cruise Costs due to the

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significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Net Debt-to-Capital

Net Debt-to-Capital is a ratio which represents total long-term debt, including current portion of long-term debt, less cash and cash equivalents (“Net Debt”) divided by the sum of Net Debt and total shareholders' equity. We believe Net Debt and Net Debt-to-Capital, along with total long-term debt and shareholders' equity are useful measures of our capital structure.

Net Revenues

Net Revenues represent total revenues less commissions, transportation and other expenses and onboard and other expenses.

Net Yields

Net Yields represent Net Revenues per APCD. We utilize Net Revenues and Net Yields to manage our business on a day-to-day basis as we believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs, which are commissions, transportation and other expenses and onboard and other expenses. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

Occupancy

Occupancy, in accordance with cruise vacation industry practice, is calculated by dividing Passenger Cruise Days by APCD. A percentage in excess of 100% indicates that three or more passengers occupied some cabins.

Passenger Cruise Days

Passenger Cruise Days represent the number of passengers carried for the period multiplied by the number of days of their respective cruises.

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Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Cruises and CDF Croisières de France. The company has a combined total of 37 ships in service and six under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, Canada, Europe, Latin America and New Zealand. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaracruises.com or www.rclinvestor.com.

Certain statements in this news release are forward-looking statements. Words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “goal”, “intend”, “may”, “plan”, “project”, “seek”, “should”, “will”, and similar expressions are intended to help identify these forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Examples of these risks, uncertainties and other factors include, but are not limited to the following: the adverse impact of the continuing worldwide economic downturn on the demand for cruises, the impact of the economic downturn on the availability of our credit facility and our ability to generate cash flows from operations or obtain new borrowings from the credit or capital markets in amounts sufficient to satisfy our capital expenditures, debt payment requirements and other financing needs, the impact of disruptions in the global financial markets on the ability of our counterparties and others to perform their obligations to us, the uncertainties of conducting business internationally and expanding into new markets, the volatility in fuel prices an foreign exchange rates, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, airfare for our shipboard personnel, insurance and security costs, impact of problems encountered at shipyards and their subcontractors including insolvency or financial difficulties, vacation industry competition and changes in industry capacity and overcapacity, the impact of tax and environmental laws and regulations affecting our business or our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, enforcement actions, fines or penalties, the impact of delayed or cancelled ship orders, the impact of emergency ship repairs, including the related lost revenue, the impact on prices of new ships due to shortages in available shipyard facilities, component parts and shipyard consolidations, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties and the unavailability or cost of air service, the international political climate, fears of terrorist and pirate attacks, armed conflict and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, the impact of changes or disruptions to external distribution channels for our guest bookings, the loss of key personnel or our inability to retain or recruit qualified personnel, changes in our stock price or principal shareholders, uncertainties of a foreign legal system as we are not incorporated in the United States, the unavailability of ports of call, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.

Financial Tables Follow

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Quarter Ended
	March 31,
	2009	2008

Passenger ticket revenues	$949,270	$1,037,903
Onboard and other revenues	376,332	391,182
Total revenues	1,325,602	1,429,085
Cruise operating expenses:
Commissions, transportation and other	235,829	257,940
Onboard and other	83,234	78,520
Payroll and related	168,746	154,239
Food	85,403	83,002
Fuel	154,875	158,234
Other operating	224,249	230,251
Total cruise operating expenses	952,336	962,186
Marketing, selling and administrative expenses	189,157	204,941
Depreciation and amortization expenses	139,856	124,390
Operating Income	44,253	137,568

Other income (expense):
Interest income	1,730	2,508
Interest expense, net of interest capitalized	(79,462)	(77,948)
Other (expense) income	(2,759)	13,479
	(80,491)	(61,961)
Net (Loss) Income	$(36,238)	$75,607

(Loss) Earnings Per Share:
Basic	$(0.17)	$0.35
Diluted	$(0.17)	$0.35

Weighted-Average Shares Outstanding:
Basic	213,687	213,326
Diluted	213,687	214,464

STATISTICS

	Quarter Ended
	March 31,
	2009	2008

Occupancy	101.2%	104.4%

Passenger Cruise Days	6,822,368	6,612,925

APCD	6,743,456	6,332,099

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of
	March 31,	December 31,
	2009	2008
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$455,884	$402,878
Trade and other receivables, net	194,508	271,287
Inventories	91,957	96,077
Prepaid expenses and other assets	124,780	125,160
Derivative financial instruments	33,030	81,935
Total current assets	900,159	977,337

Property and equipment, net	13,578,700	13,878,998
Goodwill	753,774	779,246
Other assets	958,394	827,729
	$16,191,027	$16,463,310

Liabilities and Shareholders' Equity
Current liabilities
Current portion of long-term debt	$473,579	$471,893
Accounts payable	241,431	245,225
Accrued interest	108,573	128,879
Accrued expenses and other liabilities	565,051	687,369
Customer deposits	934,430	968,520
Hedged firm commitments	139,729	172,339
Total current liabilities	2,462,793	2,674,225
Long-term debt	6,493,714	6,539,510
Other long-term liabilities	484,775	446,563

Commitments and contingencies

Shareholders' equity
Preferred stock ($0.01 par value; 20,000,000 shares authorized;
none outstanding)	-	-
Common stock ($0.01 par value; 500,000,000 shares authorized;
224,061,664 and 223,899,076 shares issued, March 31, 2009 and December 31, 2008, respectively)	2,241	2,239
Paid-in capital	2,958,477	2,952,540
Retained earnings	4,556,291	4,592,529
Accumulated other comprehensive loss	(353,560)	(319,936)
Treasury stock (10,308,683 and 11,076,701 common shares at cost, March 31, 2009 and December 31, 2008, respectively)	(413,704)	(424,360)
Total shareholders' equity	6,749,745	6,803,012
	$16,191,027	$16,463,310

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ROYAL CARIBBEAN CRUISES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited, in thousands)

	Quarter Ended
	March 31,
	2009	2008

Operating Activities
Net (loss) income	$(36,238)	$75,607
Adjustments:
Depreciation and amortization	139,856	124,390
Changes in operating assets and liabilities:
Decrease in trade and other receivables, net	64,954	81,033
Decrease (increase) in inventories	2,959	(227)
Increase in prepaid expenses and other assets	(500)	(17,593)
Decrease in accounts payable	(2,304)	(19,878)
Decrease in accrued interest	(20,306)	(41,545)
Decrease in accrued expenses and other liabilities	(28,610)	(10,220)
(Decrease) increase in customer deposits	(33,143)	112,092
Other, net	27,240	(1,856)
Net cash provided by operating activities	113,908	301,803

Investing Activities
Purchases of property and equipment	(219,339)	(260,788)
Cash received on settlement of derivative financial instruments	26,658	154,502
Loans and equity contributions to unconsolidated affiliates	(152,209)	(16,000)
Proceeds from the sale of Celebrity Galaxy	290,928	-
Other, net	(6,434)	(9,132)
Net cash used in investing activities	(60,396)	(131,418)

Financing Activities
Debt proceeds	813	345,000
Debt issuance costs	(105)	(11,121)
Repayments of debt	(1,502)	(265,846)
Dividends paid	-	(32,015)
Proceeds from exercise of common stock options	-	2,788
Other, net	(567)	176
Net cash (used in) provided by financing activities	(1,361)	38,982

Effect of exchange rate changes on cash	855	976

Net increase in cash and cash equivalents	53,006	210,343
Cash and cash equivalents at beginning of period	402,878	230,784
Cash and cash equivalents at end of period	$455,884	$441,127

Supplemental Disclosure
Cash paid during the period for:
Interest, net of amount capitalized	$70,884	$87,791

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ROYAL CARIBBEAN CRUISES LTD.

NON-GAAP RECONCILING INFORMATION

(unaudited)

Gross Yields and Net Yields were calculated as follows (in thousands, except APCD and Yields):

	Quarter Ended
	March 31,
	2009	2008
Passenger ticket revenues	$949,270	$1,037,903
Onboard and other revenues	376,332	391,182
Total revenues	1,325,602	1,429,085
Less:
Commissions, transportation and other	235,829	257,940
Onboard and other	83,234	78,520
Net revenues	$1,006,539	$1,092,625

APCD	6,743,456	6,332,099
Gross Yields	$196.58	$225.69
Net Yields	$149.26	$172.55

Gross Cruise Costs and Net Cruise Costs were calculated as follows (in thousands, except APCD and costs per
APCD):	Quarter Ended
	March 31,
	2009	2008
Total cruise operating expenses	$952,336	$962,186
Marketing, selling and administrative expenses	189,157	204,941
Gross Cruise Costs	1,141,493	1,167,127
Less:
Commissions, transportation and other	235,829	257,940
Onboard and other	83,234	78,520
Net Cruise Costs	$822,430	$830,667

APCD	6,743,456	6,332,099
Gross Cruise Costs per APCD	$169.27	$184.32
Net Cruise Costs per APCD	$121.96	$131.18

Net Debt-to-Capital was calculated as follows(in thousands)		As	of
	March 31, 2009			December 31, 2008
Long-term debt, net of current portion	$6,493,714			$6,539,510
Current portion of long-term debt	473,579			471,893
Total debt	6,967,293			7,011,403
Less: Cash and cash equivalents	455,884			402,878
Net Debt	$6,511,409			$6,608,525

Total shareholders' equity	$6,749,745			$6,803,012
Total debt	6,967,293			7,011,403
Total debt and shareholders' equity	13,717,038			13,814,415
Debt-to-Capital	50.8%			50.8%
Net Debt	6,511,409			6,608,525
Net Debt and shareholders' equity	$13,261,154			$13,411,537
Net Debt-to-Capital	49.1%		49.3%

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